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                                                                   EXHIBIT 3.1.2

[FILED WITH THE SECRETARY OF STATE OF THE STATE OF CALIFORNIA ON SEPTEMBER 24,
                 1999 IN CONNECTION WITH THE 3:2 STOCK SPLIT]


                            CERTIFICATE OF AMENDMENT

                    OF RESTATED ARTICLES OF INCORPORATION OF

                                COST PLUS, INC.

     MURRAY H. DASHE and JOHN F. HOFFNER certify that:

     1. They are the President and Chief Executive Officer, and the Secretary, respectively, of COST PLUS, INC. a California corporation.

     2. Article THIRD of the Restated Articles of Incorporation of this corporation is amended to read in its entirety as follows:

     "THIRD: The Corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock which the Corporation is authorized to issue is 67,500,000, par value $0.01 per share. The number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000, par value $0.01 per share. Upon the amendment of this Article III as set forth herein, each two (2) outstanding shares of Common Stock shall be split up and converted into three (3) shares of Common Stock.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

     4. The amendment which has been made hereby to the Restated Articles of Incorporation is to effect a three-for-two stock split of the Common shares and to increase the authorized Common shares proportionately. The Company has no shares of Preferred Stock outstanding. Pursuant to Section 902(c) of the California Corporations Code, shareholder approval of this amendment is not required.
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     5.   Pursuant to Section 110(c) of the California Corporations Code, the
foregoing amendment of the Restated Articles of Incorporation of this corporation shall become effective at the close of business on October 1, 1999.

     Each of the undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true of his or her own knowledge.

     Executed at Oakland, California on September 20, 1999.

                                         /s/ Murray H. Dashe
                                         -------------------
                                         Murray H. Dashe
                                         President and Chief Executive Officer

                                         /s/ John F. Hoffner
                                         -------------------
                                         John F. Hoffner, Secretary

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